                                                                    Exhibit 12.1

         The following table sets forth the calculation of our ratio of earnings to fixed charges for the periods shown.

                         ANNALY MORTGAGE MANAGEMENT INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                                                     February 18,
                                                                                                                         1997
                                                                                                                     (commencement
                                For the Quarter    For the Year    For the Year     For the Year     For the Year     of operations)
                                     Ended            Ended           Ended            Ended            Ended            through
                                   March 31,       December 31,    December 31,      December 31,     December 31,     December 31,
                                     2002              2001            2000             1999             1998            1997
Net income                         53,043             92,278          16,587           18,139           15,489           4,919

Add: interest expense              40,012            168,055          92,902           69,846           75,735          19,677

Earnings as adjusted               93,055            260,333         109,489           87,985           91,224          24,596

Fixed charges (interest            40,012            168,055          92,902           69,846           75,735          19,677
expense)

Ratio of earnings to fixed           2.33x              1.55x           1.18x            1.26x            1.20x          1.25x
charges